EXHIBIT 10.5

AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is made as of June 16, 2025, between Douglas McKinnon (the “Executive”) and SRM Entertainment, Inc. (the “Company”), and amends in certain respects that certain Employment Agreement dated as of January 22, 2025, between Executive and the Company (the “Original Employment Agreement”).

WHEREAS, the Company has entered into a Securities Purchase Agreement, dated June 16, 2025 (the “Purchase Agreement”), pursuant to which the Company has authorized a new series of convertible preferred stock of the Company designated as Series B Preferred Stock, $0.0001 par value (the “Series B Preferred Stock”), the terms of which are set forth in the certificate of designation for such series of Preferred Stock (the “Certificate of Designation”), which Series B Preferred stock shall be convertible into shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in accordance with the terms of the Certificate of Designation;

WHEREAS, pursuant to the Purchase Agreement, the Company will sell to the Buyer for a purchase price of $100,000,000, (a) 100,000 shares of Series B Preferred Stock (the “Shares”), as set forth on the signature page of such Buyer in the Purchase Agreement, and (b) warrants to purchase up to 220,000,000 shares of common stock at an exercise price of $0.50 per share (the “Warrants”) (the shares of common stock underlying the Warrants, collectively, the “Warrant Shares”) (the purchase of the Shares and the Warrants are referred to herein as the “Transaction”);

WHEREAS, the Company is currently engaged in the business of developing and marketing licensed consumer products, including children’s toys and entertainment merchandise (the “Existing Business”), and is actively exploring opportunities in blockchain-integrated ecosystems and related ventures, including, without limitation, holding tokens invested by accredited investors, accumulating tokens through accretive public financing, supporting the development of the investor’s ecosystem, and identifying additional revenue-generating verticals within that ecosystem (collectively, the “Field”);

WHEREAS, in conjunction with the Transaction, the Company desires that Executive modify the determination and calculation of his Equity Incentive Grants (as defined in the Original Employment Agreement) to be based solely on performance with respect to the Existing Business and not the Field;

WHEREAS, Executive agrees to modify the determination and calculation of his Equity Incentive Grants to be based solely on performance with respect to the Existing Business and not the Field;

WHEREAS, in conjunction with the Transaction, the Company desires that Executive waive any entitlements that Executive may receive in the event of a Change of Control (as defined in the Original Employment Agreement) from the Company; and

WHEREAS, Executive agrees to waive said entitlements in the event of a Change of Control.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter specified, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, it is agreed as follows:

1.	Amendment to Section 3.03. Section 3.03 of the Original Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Executive will be eligible to receive equity awards under the Company’s Equity Incentive Plan (the “Plan”) of such types, in such amounts and subject to such terms and conditions as are determined by the Committee from time to time, all in accordance with the Plan.”

2.	Amendment to Section 3.04(a). Section 3.04(a) of the Original Employment Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Management Performance. As determined on a calendar year basis, the Company shall make the following Equity Incentive Grants when the Committee issues a written determination that Management’s goals have been met which includes the target objectives of the CEO. The target bonus for the Employee shall be equal to 75% of the bonus paid to the CEO and determined by the Compensation Committee as a result of or arising out of the Company’s business of developing and marketing licensed consumer products, including children’s toys and entertainment merchandise (the “Entertainment Business”). The Bonus may be paid, at the election of Employee, in cash or shares of Common Stock (calculated at the fair market value of such shares as determined by the Board).”

3.	Amendment to Section 3.04(b). Section 3.04(b) of the Original Employment Agreement is hereby deleted in its entirety and replaced as “Reserved.”

4.	Waiver of Change of Control Entitlements. The parties acknowledge that Article V of the Original Employment Agreement states that, in the event of a Change in Control as described therein, (i) the Executive may terminate the Original Employment Agreement upon written notice to the Company of the Change of Control, and (ii) upon any termination of Executive’s employment with the Company for any reason, except termination for cause, the Executive will be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the then-existing Base and the last year’s Bonus or (ii) the Base payable through the remaining Initial Term (the “Severance”), and (b) retain the benefits set forth in Article IV for the remainder of the Initial Term (as defined therein) or Renewal Term (as defined therein), as then applicable (all of the remuneration and benefits described in ii(a) and ii(b) of this sentence hereinafter referred to as the “Change of Control Entitlements”). In consideration of the Company’s amending Executive’s Original Employment Agreement in connection with the Transaction, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Executive, the Executive hereby waives, releases, and relinquishes any and all right, claim, title and interest in and to the Change of Control Entitlements that may be triggered by the closing of the Transaction, and agrees that the Company and its officers, directors, employees, stockholders, agents, successors and assigns shall have no obligation to make payment under Section (i) for Change of Control Entitlements in this Transaction.

5.	No Other Amendments. The Original Employment Agreement remains in full force and effect and is unamended except as explicitly set forth in this First Amendment.

6.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Executive and the Company has executed this First Amendment as of the date set forth above.

THE COMPANY
SRM ENTERTAINMENT, INC.

By:
Name:	Richard Miller
Title:	Chief Executive Officer

THE EXECUTIVE

By:
Douglas McKinnon